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                                                                    Exhibit 21.1

                           Subsidiaries of the Company

The listing below includes the subsidiaries of Mid-Sate Raceway, Inc. All subsidiaries are owned 100% by Mid-State Raceway, Inc.

    1.       Vernon Productions, Inc. (New York)

    2.       Vernon Hospitality, Inc. (New York)

    3.       Mid-State Development Corporation (New York)

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